Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF WILLSCOT MOBILE MINI HOLDINGS CORP.
WillScot Mobile Mini Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY, as of June 7, 2024, as follows.
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
Paragraph 1 of Article VIII thereof shall read in its entirety as follows:
“To the fullest extent permitted by the DGCL, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, in the case of directors only, (iv) for any action by or in the right of the Corporation, in the case of officers only, or (v) for any transaction from which the director or officer derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. No amendment to, modification of, or repeal of this Article VIII, Section 1 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.”
SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
THIRD: This Certificate of Amendment shall be effective as of the date first indicated above.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

By:	/s/ Hezron Timothy Lopez
Hezron T. Lopez Executive Vice President, Chief Legal & Compliance Officer & ESG